Exhibit (h)(48)

EXCHANGE TRADED CONCEPTS TRUST

FEE WAIVER AGREEMENT

THIS AGREEMENT is made as of December 9, 2021, by and between Exchange Traded Concepts Trust (the “Trust”) and Exchange Traded Concepts, LLC (the “Adviser”) with respect to the series of the Trust listed on Schedule A, as may be amended from time to time (each, a “Fund”).

WHEREAS, the Adviser serves as investment adviser to each Fund pursuant to an investment advisory agreement under which the Adviser is entitled to a fee from a Fund in exchange for providing advisory and other services and paying all of the Fund’s expenses except those specifically excluded therein (the “Advisory Fee”); and

WHEREAS, the Adviser desires to reduce the Advisory Fee of each Fund in accordance with the terms below;

NOW, THEREFORE, the parties agree as follows:

1.    Fee Waiver. The Adviser agrees to reduce its Advisory Fee with respect to each Fund by the amount set forth in Schedule A to this Agreement.

2.    Duration and Termination. The initial term of this Agreement with respect to each Fund is set forth in Schedule A. After the initial term, this Agreement shall continue in effect automatically with respect to a Fund for successive one-year periods, provided that the Agreement may be terminated without payment of any penalty with respect to a Fund:

(i)	by the Trust for any reason and at any time; and
(ii)	by the Adviser for any reason upon thirty days’ prior notice to the Trust, such termination to be effective upon the expiration of the then-current term.

The termination of this Agreement with respect to any one Fund will not cause its automatic termination with respect to any other Fund.

3.    Amendment. This Agreement may not be amended except by a writing signed by the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer

Schedule A

to the

Fee Waiver Agreement

dated December 9, 2021

Fund	Advisory Fee	Fee Waiver	Initial Term End Date
Capital Link Global Green Energy Transport and Technology Leaders ETF	0.95%	0.30%	3/31/2023
Capital Link Global Fintech Leaders ETF	0.95%	0.20%	3/31/2023

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